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FORM 4
                                             _________________________________
                                             | OMB APPROVAL                  |
[ ] Check this box if no longer subject      _________________________________
    to Section 16. Form 4 or Form 5          | OMB Number: 3235-0287         |
    obligations may continue.  See           | Expires:   September 30, 1998 |
    Instruction (b).                         | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             _________________________________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

   Grabowski         Joseph
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   (Last)            (First)            (Middle)

   c/o Specialty Catalog Corp.
   21 Bristol Drive
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                     (Street)

   South Easton           MA            02375
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Specialty Catalog Corp. (CTLG)

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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Statement for Month/Year

   May, 2000

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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director                             [ ] 10% Owner
   [X] Officer (give title below)           [ ] Other (specify below)

   President effective May 8, 2000 and
   Chief Executive Officer effective July 1, 2000
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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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
                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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                                                                                    5. Amount of
                        2. Trans-                                                      Securities
                           action     3. Trans-                                        Beneficially  6. Ownership
                           Date          action       4. Securities Acquired (A)       Owned at         Form: (D)   7. Nature
                        ----------       Code            or Disposed of (D)            End of           Direct         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            or (I)         Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          Indirect       Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
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
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Common Stock, $0.01 par
value per share          5/24/2000     P              1,000       A        $2.750       1,000               D
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Common Stock, $0.01 par
value per share           6/5/2000     P              9,000       A        $2.743      10,000               D
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                                                                                                                   SEC 1474 (7-96)


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FORM 4 (continued)

                           Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g., puts, calls, warrants, options, convertible securities)
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    1.        2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
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                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed   Day/Year)          and 4)          Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/   8)        4, and 5)     Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative     Day/      --------  ----------    cis-     ation            ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security  Year)     Code  V   (A)   (D)     able     Date     Title   Shares   5)      (Instr. 4)  4)        (Instr. 4)
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
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Stock Options
(Right to Buy                                                             Common
(1)           $2.50   5/8/2000   A      250,000          (2)     5/8/10   Stock   250,000          250,000        D
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

EXPLANATION OF RESPONSES:
(1) Granted pursuant to the Specialty Catalog Corp. 2000 Stock Incentive Plan, subject to shareholder approval at the Company's Annual Meeting on June 22, 2000.
(2) 33.33% exercisable on and after each of the first 3 anniversaries of the date of the grant.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


              /s/ Joseph Grabowski                              6/6/2000
              ----------------------------------------     --------------------
              ** Signature of Reporting Person                    Date



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